Exhibit 10.3

PERSONAL AND CONFIDENTIAL

September 26, 2024

Via Email: jpickarts@rareelementresources.com

Jaye Pickarts

9792 W. Unser Avenue

Littleton, CO 80128

Jaye,

Pursuant to our recent discussions, it is my pleasure to offer you the position of Chief Operating Officer of Rare Element Resources, Inc. (“Company” or “RER”). In this full-time position, to commence on October 1, 2024, you will contribute to the operations of the Company, with a focus on the current Upton demonstration plant with other duties including the ongoing work and trajectory of the Bear Lodge resource project, all pursuant to the job description provided to you.

You will report directly to me as the Company’s President and Chief Executive Officer and work closely with members of the management team. Additionally, you will oversee the Upton plant’s Plant Manager and the subcontracted plant staff reporting through that position.

As discussed, your base salary will be US$282,000 annually. We are further pleased to confirm you will be eligible for an annual incentive plan cash bonus up to 20% of your base salary. This bonus is based upon personal and company performance and is at the discretion of the President and CEO and subject to Board approval. As an employee, you are also eligible to participate in the Company’s 401(k) retirement program, receive paid time off in accordance with Company policy, and if at a future time the Company offers a health, dental or other benefit plan, you will be eligible to participate. Additional details on these plans will be provided to you.

As this is a remote position, you will work from your home office, currently in the Denver, Colorado area. As discussed, this position will require you to spend significant time at the Upton plant during the remainder of the construction period and throughout the operations period. As an employee, you will be subject to ongoing confidentiality obligations relating to the Company’s business and proprietary information which will be confirmed in an updated nondisclosure agreement. Additionally, you will be required to execute an additional nondisclosure agreement covering all the plant project partners.

PO Box 271049 Page 1P: 720-278-2460

Littleton, CO 80122

Jaye, your contribution to the Company is valued, both as a former employee and consultant, and now again as key employee. We are pleased to have you rejoin in this significant role as we all work diligently to progress our demonstration project and beyond. I look forward to working with you alongside our other team members at Rare Element Resources.

Sincerely,

/s/ Ken Mushinski

Ken Mushinski

President and Chief Executive Officer

Accepted by:

/s/ Jaye Pickarts

Jaye Pickarts

PO Box 271049 Page 2P: 720-278-2460

Littleton, CO 80122